Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 27, 2023

Re: Qualification of the Merger as a Tax-Free Reorganization

Exxon Mobil Corporation

22777 Springwoods Village Parkway

Spring, TX 77389

Ladies and Gentlemen:

We have acted as counsel for Exxon Mobil Corporation, a New Jersey corporation (“Parent”) in connection with the Merger, as defined and described in the Agreement and Plan of Merger entered into by and among Parent, EMPF Corporation, a Delaware corporation (“Merger Sub”) and Denbury Inc., a Delaware corporation (the “Company”), dated July 13, 2023 (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement (File No. 333-274252) on Form S-4, which includes the joint proxy statement/prospectus of Parent and the Company (the “Joint Proxy Statement/Prospectus”), filed today with the Securities and Exchange Commission, the representation letter of Parent, dated as of today, and the representation letter of the Company, dated as of today, each delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that the representations made by Parent and the Company pursuant to the Representation Letters are accurate and complete and will remain accurate

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and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” based on the belief of Parent and the Company or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement without waiver or modification. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Parent and the Company referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, (i) it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the legal conclusions set forth under the section entitled “—U.S. Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Prospectus relating to the material U.S. federal income tax consequences of the Merger are (subject to the limitations, assumptions and qualifications described therein and herein) our opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP